Chancery Resources Announces Mineral Acquisition of a Past Producer in British Columbia

January 26, 2008. VANCOUVER, British Columbia--(BUSINESS WIRE)--Chancery Resources, Inc. (Chancery) (OTCBB:CCRY.OB - News) is pleased to announce through its wholly owned subsidiary, Chancery Mining Canada Ltd., the completion of the acquisition of an undivided one hundred percent (100%) interest in certain mineral interests located in British Columbia, Canada known as the Fiddler Creek Property.

The Fiddler Creek Property is comprised of 25 mineral claims, totaling 465.74 hectares located within the Omineca Mining Division in northwestern British Columbia. The acquired block of claims counts with records of a past producer “Fiddler Creek,” which describes the geology of the Property as an area that is underlain by argillites of the Jurassic to Cretaceous Bowser Lake Group, in which auriferous quartz veins are probable sources for placer gold along Fiddler Creek (BC Minfile 103I206). Additionally, Fiddler-Doreen Mine is located at about 2-3 km southeast from the property and counts with a historic production report until 1952 of 564 tonnes of ore (BC Minfile Number 103I048). The deposit types that historically predominate in the Fiddler-Doreen area are Silver, Gold, Lead and Zinc. Geophysical, soil, rock and core samples will be analyzed soon; an exploration program recommended by a qualify geology person will be released when finalized.

Jeffrey Fanning, Vice President of Exploration, commented: “We are very excited about this new acquisition through Chancery's new wholly owned subsidiary. This truly represent an important milestone when looking into more strategic opportunities in B.C. Canada. As we move forward, Chancery will continue searching and carefully selecting mineral properties to further expand and diversify its asset portfolio."

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with exploration for minerals; changes in the operating costs and changes in economic conditions and conditions in mineral exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
Chancery Resources Inc
Leila Adams, 214-288-9897
ir@chancerymining.com
www.chancerymining.com